Exhibit 99.6

Dear Black Box Client:

We are pleased to make an exciting announcement. Today, a subsidiary of AGC Networks Limited (AGC) agreed to make a definitive offer to purchase all outstanding shares of Black Box. Assuming the offer is accepted by our stockholders, Black Box will operate as a wholly-owned subsidiary of AGC, a global technology solutions provider.

By combining AGC and Black Box, our clients can take advantage of the technical expertise and market-leading delivery capabilities each company is known for across our shared global footprint. The merger creates an organization that has the scale to deliver technical solutions to the world’s largest enterprises.

Your Black Box account team will communicate with you if there are any new details, but there will be no changes to your current service. The Black Box leadership team will remain intact, your account and service teams remain unchanged, and the organization will continue normal operations as Black Box.

You can read the press release below, and we have tried to anticipate your questions in this Client FAQ.

We are excited about our future and look forward to continuing to service you as a valued Black Box client.

Sincerely,

Joel Trammell President & CEO Black Box	Rick Gannon SVP – Commercial Services Black Box

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of Black Box or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by AGC and/or its affiliates, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Black Box. The offer to purchase Black Box common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS

CS Client Letter

OF BLACK BOX ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

All of the statements in this document, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Black Box by AGC, and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the merger and related transactions, including, for example, the timing of the completion of the merger and the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Black Box’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many Black Box stockholders will tender their shares of Black Box common stock in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that Black Box will terminate the merger agreement to enter into an alternative business combination, refinancing, or other recapitalization transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring Black Box to pay a termination fee; (vii) risks related to the filing or filings to be made with CFIUS, and unanticipated developments in related law; (viii) the possibility that the transactions contemplated by the merger agreement may not be timely completed, if at all; (ix) the risk that, prior to the completion of the transactions contemplated by the merger agreement, if at all, Black Box’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption, whether due to uncertainty related to the tender offer, the merger and related transactions or otherwise, continued degradation in Black Box’s financial performance, or other factors; (x) the risk that AGC’s equity financing, debt financing or both are unavailable to complete the tender offer or the merger; (xi) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; (xii) the risk that Black Box does not generate sufficient cash flow from operations to meet its obligations during the period prior to the completion of the transactions contemplated by the merger agreement; (xiii) the risks and uncertainties pertaining to Black Box’s business; and (xiv) other factors included elsewhere in Black Box’s public periodic filings with the SEC, as well as the tender offer materials filed and to be filed by AGC and/or its affiliates in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in Black Box’s SEC reports, including, without limitation, the risks described in Black Box’s Annual Report on Form 10-K for its fiscal year ended March 31, 2018, Black Box’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the Current Report on Form 8-K, filed July 2, 2018, each of which are on file with the SEC. Black Box’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Black Box’s website at https://www.blackbox.com/ under the Investor Relations section or upon request via phone at 724-873-6788. Black Box disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

CS Client Letter